Exhibit 99.1

RE: Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FUTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	AT FINANCIAL RELATIONS BOARD: Tricia Ross Analyst Contact (213) 486-6544

IMMEDIATE RELEASE:

NOVEMBER 4, 2008

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FOURTH QUARTER AND FISCAL 2008

Total Fiscal 2008 Revenue of $886 Million

Total September Quarter Revenue of $235 Million

2008 EPS of $0.60 Excluding Goodwill Impairment

SOUTH JORDAN, UTAH, NOVEMBER 4, 2008 (NYSE: HW) – HEADWATERS INCORPORATED today announced results for its fourth quarter and fiscal year ended September 30, 2008.

Highlights for the quarter and fiscal year included:

•	Clean coal sales were 10 times greater than September 2007 quarter and 37% higher than June 2008 quarter

•	Two additional clean coal facilities were put into operation during the quarter

•	2008 CCP revenue grew by 2.3%

•	Reduced senior debt and revolver by $45 million in the September quarter

•	Fiscal 2009 forecasted earnings per share growth of 159% to 252% over fiscal 2008

2008 Results Excluding Unusual Items

Unusual items that occurred during fiscal 2008 include expiration of Headwaters’ Section 45K business and a goodwill impairment charge. Operating results adjusted for these items are shown in the attached Condensed Consolidated Statements of Operations.

Fiscal 2008 revenue, excluding Section 45K, was $818.9 million compared to adjusted revenue of $857.6 million for fiscal 2007. Adjusted for Section 45K and the goodwill impairment charge, net income for fiscal 2008 was $10.9 million, or $0.27 per diluted share, and for fiscal 2007 net income was $13.6 million, or $0.29 per diluted share. The adjusted $0.27 diluted earnings per share for 2008 would have been $0.31 if additional unusual items had been excluded. Net income for the year ended September 30, 2008, adjusted only for goodwill impairment, was $0.60 diluted earnings per share.

Results As Reported

Headwaters’ total revenue for the September 2008 quarter was $235.1 million, compared to $322.5 million for the September 2007 quarter. Gross profit decreased from $101.5 million in the September 2007 quarter to $64.1 million in the September 2008 quarter. The net loss in the September 2008 quarter of $(184.1) million, or $(4.46) per diluted share, compares to a net loss of $(70.5) million, or $(1.67) per diluted share in the September 2007 quarter. The net losses in 2007 and 2008 are entirely attributable to goodwill impairment.

Headwaters’ total revenue for the year ended September 30, 2008 was $886.4 million, compared to $1.21 billion for the year ended September 30, 2007. Gross profit decreased from $394.6 million in 2007 to $232.8 million in 2008. The net loss for 2008 was $(169.7) million, or $(4.10) per diluted share, compared to net income of $20.1 million, or $0.47 per diluted share, for 2007.

Operating Performance

Energy Segment

Coal sales in the September 2008 quarter were $17.9 million, compared to $1.5 million in the September 2007 quarter and $13.1 million in the June 2008 quarter. Headwaters sold 430,000 tons of coal (including 65,000 tons in our tolling operations) in the September 2008 quarter, compared to 362,000 tons (including 103,000 tons in tolling operations) in the June 2008 quarter, an increase in merchant facility tons sold of 41%. Average revenue per ton for non-tolling product sold in the September quarter was the same as the June 2008 quarter, approximately $48 per ton.

Total revenue of $38.7 million from the sale of clean coal for fiscal 2008 was at the high end of our projected range of $30 to $40 million, an increase of 17 times over 2007 sales of $2.2 million. Growth in 2008 was the result of placing additional coal cleaning facilities in service and continued improvements at existing plants.

At the beginning of the fiscal year, Headwaters had two facilities that were ramping up production. Through the fiscal year, six additional facilities were acquired or constructed and placed in service. In addition, three facilities are under construction and will be placed in service before the end of December 2008 for a total of eleven facilities, one more than projected.

These eleven facilities will be operating at various stages of ramp-up during 2009, resulting in projected sales of between 2.5 million and 3.5 million tons of clean coal, of which 30% to 35% is anticipated to be sold into the met market. Our average price expectations are in the range of $55 to $63 per ton, which we estimate will result in revenue in the range of $138 million to $221 million, or a midpoint estimate of $180 million. The productive capacity of the eleven coal cleaning facilities is estimated to be in the range of 4.5 to 5.5 million tons.

We continue to work with the three refineries that have installed our HCAT heavy oil upgrading technology and believe that all three refineries will continue to test HCAT. We are also preparing proposals for two additional refineries to use HCAT in their ebullated bed reactors.

Delivery of hydrogen peroxide to SKC Chemical for the manufacture of propylene oxide is continuing, and we anticipate that the operation will contribute positive net income in 2009. However, Headwaters incurred non-cash expenses of $1.0 million in unrealized foreign currency losses in the September quarter and approximately $6.6 million in unrealized foreign currency losses during fiscal 2008. Future unrealized foreign currency gains or losses in 2009 are not determinable. EvonikHeadwaters is planning for an additional expansion at the facility to meet increasing demand of SKC Chemical.

Coal Combustion Products

Revenues from coal combustion products (“CCPs”) in the September 2008 quarter of $92.3 million were $0.4 million higher than in the September 2007 quarter. The gross margin was 30.2% in 2008 compared to 31.5% in the September 2007 quarter, while the operating margin of 22.9% in September 2008 was slightly lower than the operating margin of 23.3% in September 2007.

Revenue for the fiscal year increased 2.3% to $313.4 million, while operating margins declined slightly by 0.8% to 18.8%. The increase in revenue was obtained through price increases and increased service revenues, while the decrease in margins was primarily the result of geographic and product mix changes. CCP revenue growth was impacted by the overall slowing in the economy, particularly in the California and Florida markets. During the year Headwaters Resources successfully negotiated the extension of multiple fly ash supply agreements, continued its storage and distribution capital expansion, and positioned itself to continue its contribution to CO2 mitigation through increased CCP substitution for portland cement.

Building Products

After adjustment for the sale of our mortar/stucco business in early 2008, revenues from our building products business in the September 2008 quarter decreased 15% to $119.4 million from $140.8 million in the September 2007 quarter. The gross margin of 25.7% in 2008 decreased from the 2007 gross margin of 31.8%, and the operating margin (excluding goodwill impairment charges) of 5.9% in September 2008 was lower than the September 2007 operating margin of 13.2%.

After adjustment for the sale of our mortar/stucco business, 2008 Building Products’ revenue declined by 12% to $447.3 million, and operating income declined to $16.9 million from $48.9 million in fiscal 2007. Our building products division continued to generate substantial positive cash flow, with an EBITDA of $73.6 million, or 16.1% of sales. The decline in revenue and margins is primarily the result of the down cycle in new residential construction and remodeling.

Our portfolio of new building products continues to grow and perform well, even in the midst of the continuing down cycle in residential construction. Since the beginning of fiscal 2006, revenue from core products has declined by 25%, but sales of new products and brands have increased by 161%, to a total of $92.2 million in fiscal 2008. New products and brands now represent 20% of our total building products sales. In addition, revenue from our Texas block operations grew over 19% in fiscal 2008. The margin contribution from the new products and block production, however, is lower than the historical margins of our core building products.

2009 Forecast

Headwaters’ diluted earnings per share from ongoing operations, excluding goodwill and Section 45K, was approximately $0.27 in fiscal 2008. We forecast substantial growth in fiscal 2009, resulting in an earnings per share estimate of $0.70 to $0.95 per diluted share. This represents growth of 159% to 252%, compared to fiscal 2008.

Our coal cleaning business is anticipated to significantly contribute to this growth, due to the ramp-up of multiple facilities. We expect to have eleven facilities in service at the end of calendar 2008, compared to three facilities at the end of 2007. Our coal combustion products business is projected to show modest revenue growth of 2% to 4%. We anticipate another challenging year in our Building Products segment, with strong growth in our new products and brands, but estimate overall revenue may be down from 5% to 10%.

Headwaters revenue and income are very seasonal. A very large percentage of our revenue and nearly all of our operating income is generated in the June and September quarters. From an earnings per share perspective, practically all of our earnings are generated in the last two quarters of the fiscal year.

Our effective tax rate for fiscal 2008, excluding the effect of the goodwill impairment, was 29%. We project that our effective tax rate for fiscal 2009 will be approximately 25%. Interest expense is projected to be approximately $30 million in fiscal 2009 and depreciation and amortization is projected to be approximately $82 million.

Capital Structure / Indebtedness

The components of Headwaters debt structure as of September 30, 2008 are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity
Senior secured first lien term loan	$200.0	LIBOR + 4.50%	April 2011
Senior revolving credit facility ($60.0) million available less outstanding letters of credit of approximately $9.7 million)	$0	LIBOR + 4.50%	September 2009
Convertible senior subordinated notes	$332.5	2.50% and 2.875%	June 2011 and February 2014
Total	$532.5

Headwaters has no debt repayment requirements until 2011. Headwaters is in compliance with all debt covenant requirements at September 30, 2008. The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (“TTM”) EBITDA:

	9/30/06	9/30/07	9/30/08
Current Ratio	1.88	1.88	2.08
Total Debt to Equity	0.74	0.65	0.84
Total Indebtedness to TTM EBITDA	2.21	1.80	3.93
Term Indebtedness to TTM EBITDA	1.54	.70	1.48
TTM EBITDA (in millions)	$269.1	$301.2	$135.5

EBITDA is used to make computations of the required debt leverage ratios. Headwaters’ TTM EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/06	9/30/07	9/30/08
Net Income (loss)	$102.1	$20.1	$(169.7)
Net Interest Expense	34.0	31.1	23.8
Income Taxes, as defined	62.3	69.8	2.2
Depreciation and Amortization, as defined	70.7	82.2	74.2
Goodwill Impairment	—	98.0	205.0
TTM EBITDA	$269.1	$301.2	$135.5

Commentary and Outlook

“We enter 2009 excited about the opportunity to create operational improvements, cost reductions, and more efficiency throughout Headwaters. In addition, the decline in crude oil prices should positively impact performance and reduce energy related costs. We anticipate that most costs, including SG&A, will show improvements in fiscal 2009. Our diluted EPS guidance of $0.70 to $0.95 reflects these expected operational improvements,” stated Steven G. Stewart, Headwaters’ Chief Financial Officer. “I believe that our response to the challenges we faced in 2008, including expiration of Section 45K, the down cycle in residential construction, and the disruption in the financial markets, will make us a much stronger company as we emerge from these challenges.”

“Fiscal 2008 was a transitional year away from Section 45K. The down cycle in building products made the transition less smooth, but we have developed an exciting business platform for growth and value creation in 2009,” said Kirk A. Benson, Chairman and Chief Executive Officer. “At the end of 2008 we expect to have eleven coal cleaning facilities in service with the capability of replacing the revenue and earnings previously generated by our Section 45K business. Fiscal 2009 should set some very positive trends as we complete our transition and focus on the growth of our continuing businesses.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through November 11, 2008, by dialing 800 405-2236 or 303-590-3000 and entering code 11121892.

About Headwaters Incorporated

Headwaters Incorporated improves sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products, and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “plans,” variations of such words and similar expressions, are intended to help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2007, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended September 30,		Year Ended September 30,
	2007	2008	2007	2008
Revenue:
Building products	$150,209	$119,399	$544,087	$457,008
Coal combustion products	91,892	92,325	306,394	313,373
Energy	80,385	23,348	357,363	116,023

Total revenue	322,486	235,072	1,207,844	886,404
Cost of revenue:
Building products	102,440	88,676	383,505	337,315
Coal combustion products	62,983	64,401	217,619	226,077
Energy	55,520	17,867	212,152	90,201

Total cost of revenue	220,943	170,944	813,276	653,593

Gross profit	101,543	64,128	394,568	232,811
Operating expenses:
Amortization	5,497	5,984	22,885	22,396
Research and development	4,274	3,548	17,744	14,996
Selling, general and administrative	42,534	33,022	155,597	143,300
Goodwill impairment	98,000	205,000	98,000	205,000

Total operating expenses	150,305	247,554	294,226	385,692

Operating income (loss)	(48,762)	(183,426)	100,342	(152,881)
Net interest expense	(7,060)	(6,194)	(31,061)	(23,801)
Other income (expense), net	(1,929)	(999)	(10,940)	6,499

Income (loss) before income taxes	(57,751)	(190,619)	58,341	(170,183)
Income tax provision	(12,787)	6,533	(38,287)	503

Net income (loss)	$(70,538)	$(184,086)	$20,054	$(169,680)

Basic earnings (loss) per share	$(1.67)	$(4.46)	$0.48	$(4.10)

Diluted earnings (loss) per share	$(1.67)	$(4.46)	$0.47	$(4.10)

Weighted average shares outstanding — basic	42,224	41,268	42,167	41,357

Weighted average shares outstanding — diluted	42,224	41,268	42,528	41,357

Operating income (loss) by segment:
Building products	$(78,134)	$(197,946)	$(45,112)	$(186,530)
Coal combustion products	21,407	21,129	60,021	58,974
Energy	16,280	(2,394)	112,418	(6,798)
Corporate	(8,315)	(4,215)	(26,985)	(18,527)

Total	$(48,762)	$(183,426)	$100,342	$(152,881)

Reconciliation to adjusted amounts:
Net income (loss) as reported	$(70,538)	$(184,086)	$20,054	$(169,680)
Goodwill impairment, net of taxes	98,000	194,417	98,000	194,417

Net income adjusted for goodwill impairment	27,462	10,331	118,054	24,737
Section 45K operations, net of taxes	(17,498)	(2,996)	(104,501)	(13,796)

Net income adjusted for goodwill impairment and Section 45K operations	$9,964	$7,335	$13,553	$10,941

Diluted earnings per share adjusted for goodwill impairment	$0.59	$0.24	$2.53	$0.60

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,
	2007	2008
Assets:
Current assets:
Cash and cash equivalents	$55,787	$21,637
Trade receivables, net	188,334	117,595
Inventories	53,201	53,068
Other	51,074	48,086

Total current assets	348,396	240,386
Property, plant and equipment, net	225,700	304,835
Intangible assets, net	238,144	226,168
Goodwill	787,161	582,111
Other assets	56,488	48,486

Total assets	$1,655,889	$1,401,986

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$39,379	$27,688
Accrued liabilities	145,623	88,041

Total current liabilities	185,002	115,729
Long-term debt	542,500	532,500
Income taxes	91,721	105,467
Other long-term liabilities	6,416	16,738

Total liabilities	825,639	770,434

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	511,496	509,977
Retained earnings	319,920	130,394
Other	(1,208)	(8,861)

Total stockholders’ equity	830,250	631,552

Total liabilities and stockholders’ equity	$1,655,889	$1,401,986